UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant ☐

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Manor Care, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Manor Care, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

and
PROXY STATEMENT

MEETING DATE

MAY 9, 2006

YOUR VOTE IS IMPORTANT!
Please vote your shares using one of the
three alternatives described on your proxy card.

Notice of Annual Meeting of Stockholders
PROXY STATEMENT
Item 1 -- Election of Directors
Audit Committee Report
Fees to Independent Registered Public Accounting Firm
Security Ownership of Certain Management and Beneficial Owners
Executive Compensation
Compensation Committee Report
Performance Graph
Other Business
General Information

Manor Care, Inc.

Notice of Annual Meeting of Stockholders
May 9, 2006

       Manor Care, Inc. will hold its annual meeting of stockholders on Tuesday, May 9, 2006 at 2:00 p.m. in the auditorium of One SeaGate, Toledo, Ohio. At the meeting, we will:

•	Elect seven directors for annual terms, or until their successors are elected and qualified; and

•	Consider any other business properly presented at the meeting.

      Only stockholders of record at the close of business on March 17, 2006 will be entitled to notice of and to vote at this meeting.

By Order of the Board of Directors,

R. Jeffrey Bixler
Secretary

April 7, 2006

***************

Whether or not you plan to attend the annual meeting of stockholders in person, please vote your shares using one of the three alternatives offered on your proxy card to ensure your representation and the presence of a quorum at the annual meeting. If you attend the meeting, you may vote your shares in person, even though you have previously voted by proxy.

MANOR CARE, INC.

333 N. Summit St.
Toledo, Ohio 43604

PROXY STATEMENT

       This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by our Board of Directors for the 2006 annual meeting of stockholders to be held on Tuesday, May 9, 2006, beginning at 2:00 p.m., at One SeaGate, Toledo, Ohio, in the auditorium adjacent to the lobby, and any adjournment or postponement thereof. The mailing commenced on or about April 7, 2006.

What information does this document contain?

      This proxy statement describes the items to be voted on by our stockholders at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information. We are sending a copy of our 2005 Annual Report to you at the same time as this statement.

Who can vote?

      You can vote if you were a stockholder at the close of business on the record date, March 17, 2006. We had 78,999,572 shares of common stock outstanding on March 17, 2006.

What am I voting on?

      You are voting on:

•	Election of seven directors for annual terms.

•	Any other business properly presented at the meeting.

How do I vote?

      If you hold your shares directly in your own name, you are a “stockholder of record.” This means you can vote in person at the meeting or you can vote by mail, by internet or by telephone following the instructions on your proxy card. If you hold your shares indirectly in the name of a bank, broker or other nominee, these proxy materials are being forwarded to you by your nominee with instructions describing how to vote your shares.

What is a “quorum?”

      A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner before the meeting.

How are broker non-votes or abstentions counted in the voting results?

      Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against a proposal.

Can I change my vote after I return my proxy card?

      Yes, you can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice to us before the meeting that you are revoking your proxy card;

•	Casting a new vote by internet or telephone; or

•	Attending the meeting and voting your shares in person.

      If you hold your shares indirectly in the name of a bank, broker or other nominee, the revocation must be done by your nominee by submitting a new proxy card or giving us written notice of the revocation.

Who counts the votes?

      Our transfer agent, National City Bank, tabulates the votes and acts as inspector of the election.

Is my vote confidential?

      Yes. All proxy cards and vote tabulations identifying individual stockholders are handled in a manner that protects your voting privacy.

How do I vote my 401(k) shares?

      If you hold shares through the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, you will receive a separate proxy card which describes the three alternative methods for voting. Use one of these alternatives to instruct the plan trustee how to vote the shares allocated to your plan account. If you do not vote by one of these methods (or you submit an unclear voting designation or no voting designation at all), the plan trustee will vote the shares in your account the same way as the majority of the other plan participants voted their shares. Any revocation of your vote must be submitted to the plan trustee, and you are not entitled to vote your shares in person at the meeting. The common stock outstanding on the record date included 2,071,846 shares held by the plan trustee. The Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan trustee has the exclusive right to vote the shares held in this plan.

What vote is required to approve each item?

      Election of Directors. Election of a director requires the affirmative vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. Our Corporate Governance Guidelines provide that in the event a nominee receives less than a majority of the votes cast in an uncontested election, the nominee will submit his or her resignation to the independent directors of the Board (other than the involved director) who will determine whether acceptance of such resignation would be in the best interests of the stockholders. Each of the nominees for election this year has agreed to abide by such provisions. If you withhold authority to vote for all or certain nominees, your proxy will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Items. Approval of any other item requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the item.

Can I attend the meeting in person?

      Yes. If you were a stockholder of record at the close of business on March 17, 2006, you or your designated proxy may attend the meeting. We may ask that you or your proxy present valid identification for admission.

How do stockholders communicate with the Board?

      Stockholders who desire to communicate directly with our Board of Directors or with any non-management director may do so by directing correspondence to the Secretary of the company whose name and address appear in the last paragraph of this proxy statement. The Board has adopted a process for collecting and organizing communications from stockholders. Summaries of all correspondence will be forwarded periodically to the full Board along with copies of specific correspondence which deals with the functions of the Board or its committees or which, in the judgment of the Secretary, addresses material issues which require the attention of the Board. The directors may at any time review the summary of stockholder correspondence and request copies of any such correspondence.

Item 1 — Election of Directors

      Item 1 is the election of seven directors to the Board of Directors. Prior to May 2004, our Board of Directors was divided into three classes. Directors held office for staggered terms of three years. One of the three classes was elected each year to succeed the directors whose terms were expiring. At the company’s 2004 annual stockholders meeting, the stockholders approved an amendment to our Certificate of Incorporation which eliminated the classified board prospectively. The terms of the current members of Class III, Richard C. Tuttle, M. Keith Weikel and Thomas L. Young, expire at the 2006 annual meeting. Upon the recommendation of our Governance Committee, each of these incumbent directors has been nominated by the Board of Directors to serve additional one-year terms. In addition, incumbent directors Mary Taylor Behrens, Joseph F. Damico, John T. Schwieters and Gail R. Wilensky have been nominated for additional one-year terms. The directors in Class I are serving terms that expire in 2007. Directors who are nominated to replace directors with terms expiring in 2007 will be elected for annual terms.

      The Board of Directors expects all nominees named above to be available for election, and each has consented to be named as a nominee. The proxies will vote your shares to elect these seven nominees unless you withhold their authority to do so on the accompanying proxy card. In case any nominee is not available, the proxies can vote your shares for a substitute nominee designated by the Board of Directors, or the vacancy will be filled in accordance with our by-laws. Pursuant to our Corporate Governance Guidelines, each nominee has agreed to submit his or her resignation from the Board in the event such nominee receives less than a majority of the votes cast in the election.

      Information as to each nominee and as to each continuing director follows.

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Director: One-Year Term Expiring at the 2007 Annual Meeting of Stockholders

      Mary Taylor Behrens, age 45, has been one of our directors since November 2004. From February 2003 until the present, Ms. Behrens has been engaged in private consulting and since November 2004 has been President, Newfane Advisors, Inc., a consulting firm. From February 1998 until January 2001, she was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its Executive Committee. She served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region, from February 2001 until January 2003. Ms. Behrens is a member of our Compensation and Quality Committees.

      Joseph F. Damico, age 52, has been one of our directors since February 2003. Mr. Damico is the founding partner of RoundTable Healthcare Partners, a position he has held since February 2001. He was Executive Vice President of Cardinal Health, Inc. from March 1999 to February 2001. Mr. Damico was President and Chief Operating Officer of Allegiance Corporation from October 1995 to February 1999. Mr. Damico is a member of our Audit and Compensation Committees. He is also a director of Wintrust Financial Corp.

      John T. Schwieters, age 66, has been one of our directors since April 2000. Mr. Schwieters has been Vice Chairman of Perseus, LLC since March 2000. He was managing partner of Arthur Andersen’s Mid-Atlantic Market Circle from 1989 to March 2000. Mr. Schwieters is a member of our Audit and Quality Committees. He is also a director of Choice Hotels International; Danaher Corporation; and Smithfield Foods, Inc.

      Richard C. Tuttle, age 50, has been one of our directors since November 2004. Mr. Tuttle is a founding principal of Prospect Partners, LLC, a private equity investment firm, a position he has held since 1998. He is a member of our Governance Committee.

      M. Keith Weikel, age 68, has been our Senior Executive Vice President and Chief Operating Officer since August 1991 and one of our directors since February 1992. He is a member of our Quality Committee. He is also a director of Laboratory Corporation of America.

      Gail R. Wilensky, Ph.D., age 62, has been one of our directors since September 1998. Since January 1993, Ms. Wilensky has been a Senior Fellow at Project HOPE, a not-for-profit international health education foundation. She is a member of our Governance and Quality Committees. Ms. Wilensky is also a director of Cephalon, Inc.; Gentiva Health Services, Inc.; Quest Diagnostics Incorporated; SRA International; and United HealthCare Corporation.

      Thomas L. Young, age 62, has been one of our directors since August 1991. He is President, Titus Holdings Ltd., a private investment company. Mr. Young was Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. from 2004 until his retirement in March 2005. He previously served Owens-Illinois as Co-Chief Executive Officer (2004) and Executive Vice President, Administration and General Counsel (1998-2004). He is a member of our Audit and Compensation Committees. Mr. Young is also a director of Franklin Electric Co., Inc. and Owens-Illinois, Inc.

Continuing Directors: Class I — Term Expiring at the 2007 Annual Meeting of Stockholders

      William H. Longfield, age 67, has been one of our directors since September 1998. He served as a director of the former Manor Care, Inc., now one of our subsidiaries known as Manor Care of America, Inc., from 1989 to September 1998. He was Chairman and Chief Executive Officer of C.R. Bard, Inc. from September 1995 until August 2003. Mr. Longfield is a member of our Compensation and Governance

Committees. He is also a director of Applera Corporation; Horizon Health Corporation; and West Pharmaceutical Services, Inc.

      Paul A. Ormond, age 56, has been our President and Chief Executive Officer and a director since August 1991. He was Chairman of the Board from August 1991 until September 1998 and from September 2001 to the present. Mr. Ormond is also a director of National City Corporation.

Independence of Directors

      The Board of Directors has affirmatively determined that Ms. Behrens, Ms. Wilensky and Messrs. Damico, Longfield, Schwieters, Tuttle and Young are independent directors within the meaning of the rules of the New York Stock Exchange, and with respect to members of the Audit Committee, also within the meaning of the applicable rules of the Securities and Exchange Commission. The Board has determined that none of the independent directors has a relationship with us other than as a director or a stockholder. In addition, the Board has determined that none of the independent directors falls within any of the categories listed in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual that would otherwise preclude such directors from being considered independent. The independent directors comprise the non-management directors of the company.

Compensation of Directors

      We pay each non-management director an annual retainer fee of $40,000 and a $1,500 fee for each Board and committee meeting, except for committee meetings which are not held in conjunction with a regular or special Board meeting for which directors who attend in person receive $2,500 for each such meeting. Committee chairs receive an additional $1,000 for each committee meeting. We pay such fees in cash quarterly unless deferred under the Deferred Compensation Plan for Outside Directors. We also reimburse non-management directors for reasonable out-of-pocket expenses in the performance of their duties as directors. Management directors do not receive additional compensation for service on the Board of Directors.

      We have adopted, with stockholder approval, the Equity Incentive Plan of Manor Care, Inc. (Plan) under which, among other provisions, each non-management director is entitled to receive stock options, restricted stock or restricted stock units as recommended by the Governance Committee and approved by the Board of Directors. Under this Plan, each director currently receives approximately $100,000 (increased from $85,000 in February 2005) of restricted stock upon election to the Board, and after completing one year of service, an additional grant on the first business day immediately following each annual stockholder meetings. During 2005, Ms. Wilensky and Messrs. Damico, Longfield, Schwieters and Young each received 3,000 shares of restricted stock under the terms of the Plan. Ms. Behrens and Mr. Tuttle received 500 shares of restricted stock in 2005 to bring their total grant upon joining the Board up to 3,000 shares. The restricted stock granted to the directors remains restricted until the director retires or otherwise leaves the Board. Any discretionary grants of stock options would be at the fair market value of our stock on the date of grant. Additionally, each grant would be subject to such terms and conditions as the Board of Directors may determine, including vesting.

Board Meetings and Committees of the Board

      The Board of Directors met seven times during 2005. Each director attended more than 75 percent of the total number of meetings of the Board and the committees on which each served. In addition, our directors are strongly encouraged to attend our annual stockholders meeting. In 2005, all directors did attend the annual stockholders meeting.

      The Board of Directors currently has Audit, Compensation, Governance and Quality committees, each of which has a written charter. In 2002, upon recommendation of the Governance Committee, the Board of Directors adopted a comprehensive set of Corporate Governance Guidelines, the printable full text of which may be found on the company’s website (www.hcr-manorcare.com) and is available in print to any stockholder who requests it. The Code of Ethics for Directors, the Code of Ethics for the Chief Executive and Senior Financial Officers, and the charter of each committee are also available in a printable version on the company’s website and in print to any stockholder who requests them. Among other provisions, the Corporate Governance Guidelines provide for executive sessions of the non-management directors, chaired on a rotating basis by the chairs of the board committees. Such executive sessions were held in conjunction with four of the regular board meetings in 2005.

      Audit Committee. The Audit Committee’s functions and its major activities during fiscal year 2005 are described below in the Audit Committee Report. During the year, the Board confirmed that all members of the Audit Committee were independent within the meaning of the New York Stock Exchange’s listing standards and the applicable rules of the Securities and Exchange Commission. The Audit Committee consisted of Messrs. Damico, Schwieters and Young. The Board has determined that Mr. Young is a financial expert and that the other members of the Audit Committee possess financial literacy within the meaning of the rules of the New York Stock Exchange and the Securities and Exchange Commission. Mr. Schwieters currently serves on the audit committees of three other public companies. The Governance Committee and Board of Directors have determined that such service does not impair the ability of Mr. Schwieters to continue to serve on our Audit Committee.

      Compensation Committee. The Compensation Committee consists of four independent directors who are not eligible to participate in any of our executive compensation programs. This Committee administers and regularly evaluates our executive compensation program to ensure its appropriateness in the context of our business and competitiveness with the compensation practices of other companies. From time to time, the Committee seeks the advice of independent experts in evaluating plan design, compensation levels and administration. Each year the Compensation Committee reviews and approves salaries for our executive officers. The Committee also administers our Equity Incentive Plan and certain other incentive compensation plans covering executive officers. During 2005, the Compensation Committee met on five occasions. The Compensation Committee consists of Ms. Behrens and Messrs. Damico, Longfield and Young. See the Compensation Committee Report at page 19.

      Governance Committee. The Governance Committee consists of three independent directors. This Committee is responsible for developing and recommending to the Board the corporate governance principles applicable to our company. The Governance Committee is also responsible for developing policies and practices designed to implement the governance principles adopted by the Board, and thereafter monitoring compliance with those policies and periodically reviewing them. In addition, the Governance Committee identifies individuals qualified to become board members, develops and reviews background information on the candidates, and makes recommendations to the Board regarding such candidates. The Committee annually makes recommendations for committee assignments for directors. The Committee also prepares, summarizes and reports on the Board’s annual self-evaluation, and reviews and makes recommendations regarding director compensation. The Committee met on three occasions in 2005. The Governance Committee consists of Messrs. Longfield and Tuttle and Ms. Wilensky.

      Nominating Process. The Governance Committee considers candidates for board membership suggested by committee members, other board members, stockholders and management. A stockholder wishing to propose a nominee for our Board of Directors should submit a notice in writing to the company’s Secretary, setting forth the following information for each person whom the stockholder proposes to nominate:

(1)	the name, age, business address and residence address of the person;

(2)	the principal occupation or employment of the person;

(3)	the class and number of shares of capital stock of the company which are beneficially owned by the person; and

(4)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to applicable SEC rules.

      In addition, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, the following information should be provided:

(1)	the name and record address of the stockholder and beneficial owner, if any;

(2)	the class and number of shares of the company owned of record and beneficially;

(3)	a representation that the stockholder giving notice is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting and propose the nomination; and

(4)	a representation whether the stockholder intends or is part of a group that intends to solicit proxies in support of the nomination.

      The notice should comply with the timing requirements set forth in the last paragraph of this proxy statement.

      After the Committee has identified a prospective nominee, the Committee makes an initial determination whether to conduct a full evaluation of the candidate. This determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board, and the likelihood that the individual will meet the minimum qualification of prior senior management or equivalent experience in an organization that is comparable to the company in size, scope of services or other operating characteristics. If the Committee determines that further consideration is warranted, it will undertake to gather additional information about the prospective nominee’s background, experience and skills. The Committee will evaluate the nominee based on a variety of factors it deems appropriate which will include: (1) the skills, talent and expertise of the nominee; (2) the ability of the nominee to devote sufficient time, energy and attention to the diligent performance of his or her duties on the Board; (3) the independence of the nominee under applicable standards; (4) the nominee’s reputation for integrity and honesty; (5) the Board’s need for particular expertise, such as financial expertise for the Audit Committee; (6) diversity; and (7) similar factors. In making this evaluation, the Committee, through one or more of its members or other directors, may interview the candidate in person or by telephone. After completing this evaluation process, the Committee will make a report and recommendation to the Board regarding the nominee. The Board shall then determine the nominees after considering the report and recommendation of the Committee.

      Quality Committee. The Quality Committee held three meetings in 2005. This Committee meets regularly with our Chief Medical Officer and our Vice President, Director of Clinical Services and reviews information regarding the quality of care provided in our nursing centers. In fulfilling this function, the Committee regularly reviews our company’s performance on state and federal surveys, information regarding quality indicators and information regarding clinical initiatives relating to quality of care. The Committee receives and evaluates information regarding changes in the industry including changes in the regulatory environment. The Committee also makes on-site visits to selected company facilities, tours the facilities and meets with key staff. The Quality Committee consists of Ms. Behrens, Ms. Wilensky and Messrs. Schwieters and Weikel.

Certain Relationships and Related Transactions

      During 2005, National City Corporation and certain of its subsidiaries provided us and certain of our officers with commercial banking, private banking and trust services. Mr. Ormond was a director of National City during 2005.

Audit Committee Report

      The Audit Committee consists of three independent directors appointed by the Board of Directors. The Committee operates under a written charter first adopted and approved by the Board in May 2000. A copy of the Audit Committee Charter was attached to our 2004 Proxy Statement as Appendix A and is available in a printable version on our website.

      The Audit Committee met formally on seven occasions during 2005, conferred by telephone conference on other occasions as necessary, and received and reviewed written information related to the Committee’s functions. During the past year, the Committee held discussions with management, our independent registered public accounting firm Ernst & Young LLP (Registered Accountant), our internal auditors, our legal counsel, representatives of our Corporate Compliance Committee and others.

      Among many other activities as noted in the Audit Committee’s charter, the Audit Committee, on behalf of the Board, monitors our company’s financial reporting process and our system of internal control. Management prepares our financial statements and implements our financial reporting process, including our system of internal control. Our Registered Accountant annually performs an audit of our company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issues a report on its audit and an opinion with respect to the financial statements. Our internal auditors review and evaluate our system of internal control and conduct audits of selected units to ensure that they operate in compliance with these controls. Our Registered Accountant and the internal auditors report directly to the Audit Committee regarding their activities. The Corporate Compliance Committee administers our company’s corporate compliance program and also reports directly to the Audit Committee.

      As a result of Section 404 of the Sarbanes-Oxley Act of 2002, our Registered Accountant is required to attest to, and report on, management’s assessment of the effectiveness of our internal control structure and procedures for financial reporting. Accordingly, the audit conducted by our Registered Accountant for 2005 was an integrated audit designed to express: (1) an opinion on the consolidated financial statements as of, and for the year ended, December 31, 2005; (2) an opinion on management’s assessment of internal control over financial reporting as of December 31, 2005; and (3) an opinion on the effectiveness of internal control over financial reporting as of December 31, 2005.

      Prior to the beginning of the integrated audit for 2005, the Audit Committee discussed with our Registered Accountant and our internal auditors the overall scope and plans for their respective audits. These discussions focused on the principal areas of audit emphasis, the objectives related to the audits, the key accounting and reporting developments that would affect the audit plans, and the primary personnel who would be involved in the audits. Following completion of the integrated audit by our Registered Accountant, the Committee received written reports from the Registered Accountant regarding the results of its integrated audit of the financial statements and internal control over financial reporting. Our internal auditors similarly submitted a written report regarding the internal audits which were conducted throughout the year. The Committee then met separately with both our Registered Accountant and our internal auditors, with and without management present, to discuss the results of their examinations. Among other things, the Committee discussed with our Registered Accountant its judgments as to the quality of the company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. The Committee also reviewed and discussed the audited consolidated financial statements with management and our Registered Accountant. Management represented to the Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles, and that the company’s internal control over financial reporting was effective as of December 31, 2005. The Registered Accountant advised the Committee that it was prepared to issue unqualified opinions as of and for the year ended December 31, 2005 with respect to the consolidated financial statements, management’s assessment of internal control over financial reporting and the effectiveness of the company’s internal control over financial reporting. The Committee also received a satisfactory report from the Corporate Compliance Committee concerning compliance activities during 2005.

      In addition, the Audit Committee discussed with Ernst & Young LLP its independence from our company and our management, including the matters contained in written disclosures and the letter to the Committee as required by the Independence Standards Board Standard No. 1. The Committee reviewed a report from Ernst & Young LLP on that firm’s internal quality control procedures. The Committee reviewed in detail the audit and non-audit fees paid to Ernst & Young LLP during 2005 and considered the compatibility of the non-audit services with the Registered Accountant’s independence. The Committee concluded that such services did not compromise the independence of the Registered Accountant.

      In reliance on the reviews and discussions referenced above and the report of the Registered Accountant, including its opinion with respect to the audited financial statements, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

The Audit Committee:

Thomas L. Young, Chairman
Joseph F. Damico
John T. Schwieters

Fees to Independent Registered Public Accounting Firm

      Upon the recommendation of the Audit Committee, our Board of Directors selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Representatives of Ernst & Young LLP will attend the annual meeting to respond to appropriate questions and convey to stockholders other relevant information.

      The fees billed to us by Ernst & Young LLP for the last two fiscal years were:

	2005	2004

Audit fees	$2,016,261	$1,672,344
Audit-related fees	$47,000	$90,600
Tax fees	$34,550	$190,118
All other fees	$—	$—

      Audit fees include professional services for the annual audit of our financial statements, audit of our internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, audits of financial statements of certain affiliated entities or partnerships, comfort letters to underwriters, consents, assistance with and review of documents filed with the SEC, and consultation on financial and accounting matters necessary for the issuance of an opinion. Audit-related fees include audits of our employee benefit plans and assistance with Section 404 internal control reporting requirements of the Sarbanes-Oxley Act of 2002. Tax fees include professional services for tax compliance, tax advice and tax planning.

      Our Audit Committee concluded that the engagement of Ernst & Young LLP on these non-audit matters did not affect the independence of Ernst & Young LLP. In January 2002, the Committee adopted a policy requiring preapproval of the engagement of Ernst & Young LLP on any non-audit matter. Following the passage of the Sarbanes-Oxley Act, the Committee modified this policy to comply with Sections 201 and 202 of that Act so that certain activities specified in Section 201 may not be undertaken regardless of Committee approval. Requests for preapproval of permitted non-audit services will be submitted to the Committee by management together with estimated fees for such services and the time frame for the completion of the work. The Committee will consider any such request at a meeting of the Committee and may request input from Ernst & Young LLP on the nature, scope and costs of such services.

Security Ownership of Certain Management and Beneficial Owners

Security Ownership of Management

      The following table shows, as of March 17, 2006, information concerning beneficial ownership of shares of our common stock by our directors individually, the persons named in the Summary Compensation Table, and our executive officers and directors as a group. Except as indicated by the notes to the table, the holders listed below have sole voting and investment power over the shares beneficially owned by them.

		Amount and Nature
	Name of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership(1)(2)(3)	of Class

Common Stock	Mary Taylor Behrens	3,000	(6)
Common Stock	R. Jeffrey Bixler	501,856	(6)
Common Stock	Joseph F. Damico	16,000	(6)
Common Stock	Stephen L. Guillard	35,040	(6)
Common Stock	William H. Longfield	60,036	(6)
Common Stock	Geoffrey G. Meyers	1,000,275 (4)	1.3%
Common Stock	Paul A. Ormond	3,818,049 (5)	4.7%
Common Stock	John T. Schwieters	41,500	(6)
Common Stock	Richard C. Tuttle	6,000	(6)
Common Stock	M. Keith Weikel	959,240	1.2%
Common Stock	Gail R. Wilensky	23,500	(6)
Common Stock	Thomas L. Young	32,550	(6)
Common Stock	Executive Officers and Directors as a group	7,081,082	8.5%

(1)	Includes shares of restricted stock and restricted stock units granted to outside directors and certain executive officers under our restricted stock plans.

(2)	Includes the following number of shares which the person has a right to acquire within 60 days of March 17, 2006 upon the exercise of options: Bixler — 350,600; Damico — 9,000; Longfield — 45,000; Meyers — 601,903; Ormond — 1,980,738; Schwieters — 36,000; Weikel — 666,165; Wilensky — 18,000; Young — 18,000; and Executive Officers and Directors as a group — 4,202,866.

(3)	Includes shares or phantom shares held by Messrs. Bixler, Meyers, Ormond and Weikel and by all executive officers as a group under our 401(k) savings plan, non-qualified plans and stock appreciation rights plan as of March 17, 2006. Phantom shares do not have voting rights.

(4)	Includes 110 shares held in spouse’s IRA account. Mr. Meyers disclaims any beneficial interest in the shares held in his spouse’s IRA account.

(5)	Includes 6,282 shares held by a family member of Mr. Ormond; 89,286 shares held in trust for certain family members of Mr. Ormond; and 59,388 shares held in a limited liability company of which Mr. Ormond is the managing member. Mr. Ormond disclaims any beneficial interest in these shares.

(6)	Percentage of ownership does not exceed one percent of the class.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon a review of filings with the Securities and Exchange Commission and written representations of our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports required to be filed in 2005 under Section 16(a) of the Securities Exchange Act of 1934, with the following exceptions. Due to a misinterpretation of the filing requirements regarding reinvestment of dividends with respect to phantom stock units and the accrual of dividend equivalent rights with respect to restricted stock units, the following officers each filed one late report with the number of delinquent transactions indicated in parenthesis: Bixler (4), Edwards (4), Graham (4), Grillo (8), Guillard (4), Lester (4), Meyers (4), Moler (4), Morey (7), Ormond (4), Parades (4), Reed (1), Schmitt (4) and Weikel (4). In addition, inadvertent late reports were filed by Mr. Grillo regarding a transfer of shares in his 401(k) plan, Mr. Meyers regarding delivery of shares to pay withholding taxes and Ms. Wilensky regarding a grant of restricted shares. In each case, Form 4s were promptly filed upon discovery of the omission.

Security Ownership of Certain Beneficial Owners

      The following table sets forth, as of December 31, 2005, information with respect to any person we know to be the beneficial owner of more than 5 percent of our common stock. The information presented is based upon filings made pursuant to the Securities Exchange Act of 1934 and received by us.

		Amount and Nature
	Name of	of Beneficial		Percent
Title of Class	Beneficial Owner	Ownership		of Class

Common Stock	Ronald Baron	6,097,619	(1)	7.7%
	767 Fifth Avenue
	New York, NY 10153
Common Stock	Iridian Asset Management LLC	4,599,580	(2)	5.8%
	276 Post Road West
	Westport, CT 06880-4704
Common Stock	Janus Capital Management LLC	8,398,060	(3)	10.7%
	151 Detroit Street
	Denver, CO 80206
Common Stock	T. Rowe Price Associates, Inc.	5,554,788	(4)	7.1%
	100 East Pratt St.
	Baltimore, MD 21202
Common Stock	Wellington Management Company, LLP	4,368,300	(5)	5.5%
	75 State Street
	Boston, MA 02109

(1)	The information received by us in a Form 13G filed February 9, 2006 indicates that Mr. Baron has sole voting and dispositive power over 195,908 shares, shared voting power over 5,497,211 shares and shared dispositive power over 5,901,711 shares; Baron Capital Group, Inc. (BCG) has sole voting and dispositive power over 55,000 shares, shared voting power over 5,497,211 shares and shared dispositive power over 5,901,711 shares; Baron Capital Management, Inc. (BCM), a registered investment adviser, has sole voting and dispositive power over 55,000 shares, shared voting power over 298,211 shares and shared dispositive power over 327,711 shares; and BAMCO, Inc., a registered investment adviser, has shared voting power over 5,199,000 shares and shared dispositive power over 5,574,000 shares. Mr. Baron owns a controlling interest in BCG. BCM and BAMCO are subsidiaries of BCG.

(2)	The information received by us in a Form 13G filed February 3, 2006 indicates that the filing was made on behalf of the following entities, each with shared voting and dispositive power over 4,599,580 shares: Iridian Asset Management LLC (Iridian); The Governor and Company of the Bank of Ireland; IBI Interfunding; BancIreland/ First Financial, Inc.; and BIAM (US) Inc. Iridian is a registered investment adviser of which BIAM (US) Inc. is the controlling member. The other corporations are direct or indirect shareholders of BIAM (US) Inc.

(3)	The information received by us in a Form 13G filed February 14, 2006 indicates that the report includes the holdings of Janus Capital Management LLC (Janus Capital); Enhanced Investment Technologies LLC (INTECH) in which Janus Capital has an indirect 77.5% ownership interest; and Perkins, Wolf, McDonnell and Company, LLC (Perkins Wolf) in which Janus Capital has an indirect 30% ownership stake. Janus Capital, INTECH and Perkins Wolf are registered investment advisers. Janus Capital, INTECH and Perkins Wolf have sole voting and dispositive power over 4,637,705 shares and shared voting and dispositive power over 3,760,355 shares.

(4)	The information received by us in a Form 13G filed February 13, 2006 indicates that T. Rowe Price Associates, Inc. (Price Associates), a registered investment adviser, has sole voting power over 955,159 shares and sole dispositive power over 5,554,788 shares; and T. Rowe Price Mid-Cap Growth Fund, Inc. (Mid-Cap Growth) has sole voting power over 4,025,000 shares and sole dispositive power over no shares. These securities are owned by various individual and institutional investors including Mid-Cap Growth for which Price Associates serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	The information received by us in a Form 13G filed February 14, 2006 indicates that Wellington Management Co. LLC, an investment adviser, has shared voting power over 3,480,400 shares and shared dispositive power over 4,368,300 shares.

Executive Compensation

Summary Compensation

      The following table sets forth the annual and long-term compensation for the last three completed fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers at the end of the last completed fiscal year.

Summary Compensation Table

						Long-Term Compensation

						Awards		Payouts
		Annual Compensation
						Restricted	Securities	Long-Term
				Other Annual		Stock	Underlying	Incentive	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Awards(5)	Options (#)	Payouts	Compensation(6)

Paul A. Ormond	2005	$961,531	$1,800,000	$297,448	(1)	$3,332,059	580,800	$774,000	$209,439
Chairman, President and	2004	918,840	1,700,000	353,156	(2)	5,065,500	328,050	738,000	180,176
Chief Executive Officer	2003	874,193	1,086,000	718,791	(3)	1,406,250	650,000	693,000	590,492
M. Keith Weikel	2005	607,285	840,000	44,818	(4)	1,361,746	88,300	409,500	121,543
Senior Exec. Vice President	2004	581,305	800,000	68,219	(4)	2,085,600	114,940	390,000	122,033
and Chief Operating Officer	2003	554,515	570,000	379,218	(4)	937,500	221,846	371,250	472,760
Geoffrey G. Meyers	2005	471,822	525,000	49,999	(4)	858,452	71,420	223,125	71,921
Exec. Vice President	2004	452,173	500,000	39,503	(4)	1,321,800	59,237	212,625	43,672
and Chief Financial Officer	2003	431,622	312,000	290,427	(4)	562,500	178,292	202,125	299,874
R. Jeffrey Bixler	2005	336,935	315,000	23,201	(4)	640,370	41,600	136,350	45,993
Vice President and General	2004	322,610	300,000	7,554	(4)	1,042,800	30,000	130,050	24,245
Counsel	2003	307,732	195,000	164,787	(4)	375,000	50,000	123,750	205,639
Stephen L. Guillard(7)	2005	224,293	280,000	35,657	(4)	971,500	50,000	—	228,912
Executive Vice President

(1)	Represents reimbursement for the payment of taxes of $119,878 and the aggregate incremental cost to the company of perquisites and other personal benefits of $177,570. The item that exceeds 25 percent of the total perquisites and other personal benefits was personal use of our airplane of $129,354.

(2)	Represents reimbursement for the payment of taxes of $148,357 and the aggregate incremental cost to the company of perquisites and other personal benefits of $204,799. The item that exceeds 25 percent of the total perquisites and other personal benefits was personal use of our airplane of $169,281.

(3)	Represents reimbursement for the payment of taxes of $496,388 (see discussion under Executive Employment Agreements) and the aggregate incremental cost to the company of perquisites and other personal benefits of $222,403. The item that exceeds 25 percent of the total perquisites and other personal benefits was personal use of our airplane of $203,144.

(4)	Represents reimbursement for the payment of taxes. The aggregate incremental cost of perquisites and other personal benefits provided to the executive was less than the minimum required for disclosure under the rules of the Securities and Exchange Commission. For a further explanation of amounts disclosed in 2003, see discussion under Executive Employment Agreements.

(5)	Represents the value of restricted stock awards made to the named executives based on the share price on the date of the award. Restrictions on the sale or encumbrance of the restricted shares lapse at retirement, except in the case of Mr. Guillard whose restrictions on 40 percent lapse on March 1, 2007 and 20 percent lapse on March 1 for the following three years. The other named executives were retirement eligible at December 31, 2005. Their restricted stock is vested but the restrictions do not lapse until retirement. Each holder of restricted stock has the same rights as a stockholder including the right to vote the shares and to receive all dividends or other distributions paid or made regarding the shares. At December 31, 2005, Messrs. Ormond, Weikel, Meyers, Bixler and Guillard held 461,995, 270,737, 200,468, 103,526 and 25,000 shares of restricted stock having a value of $18.4 million, $10.8 million, $8.0 million, $4.1 million and $1.0 million, respectively, based on a share price of $39.77 on December 31, 2005. These shares include performance-vested restricted stock for 2005 issued in January 2006 for Messrs. Ormond, Weikel, Meyers and Bixler in the amounts of 51,507, 21,064, 13,274 and 9,892 shares, respectively. Because Mr. Guillard did not join the company until June 1, 2005, he was not awarded performance-vested restricted stock in 2005.

(6)	The amounts disclosed in this column for 2005 include (a) matching contributions we made to our Senior Management Savings Plan, a non-qualified defined contribution plan, on behalf of Messrs. Ormond, Weikel, Meyers, Bixler and Guillard in the amounts of $79,846, $42,188, $14,155, $19,109 and $5,030, respectively; (b) above market interest credited to one fund in our Senior Management Savings Plan for Messrs. Ormond, Weikel, Meyers and Bixler in the amounts of $101,962, $36,647, $16,945 and $7,287, respectively; (c) the dollar value of premiums paid for life insurance for Messrs. Ormond, Weikel, Meyers, Bixler and Guillard in the amounts of $27,631, $42,708, $40,821, $19,597 and $42,053, respectively; and (d) relocation expenses paid for Mr. Guillard in the amount of $181,829.

(7)	Mr. Guillard joined the company on June 1, 2005.

Option Grants

      The following table sets forth information on stock option grants during 2005 pursuant to our Equity Incentive Plan for the individuals named in the Summary Compensation Table. In 2005, we did not grant stock appreciation rights to any executive officer.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants(1)

	Number of
	Securities	% of Total
	Underlying	Options/SARs
	Options	Granted to
	Granted	Employees in	Exercise	Expiration	Grant Date
Name	(#)	2005	Price	Date	Present Value(2)

Paul A. Ormond	215,800	20.0%	$35.22	3/16/15	$2,686,710
	365,000	33.9%	38.22	2/2/11	3,682,850
M. Keith Weikel	88,300	8.2%	35.22	3/16/15	1,099,335
Geoffrey G. Meyers	15,820	1.5%	35.65	12/4/06	65,337
	55,600	5.2%	35.22	3/16/15	692,220
R. Jeffrey Bixler	41,600	3.9%	35.22	3/16/15	517,920
Stephen L. Guillard	50,000	4.6%	38.86	6/2/15	650,500

(1)	The grant with a $38.86 exercise price provides that the option is not exercisable until three years following the grant date, at which time the option becomes fully exercisable. Each grant with an exercise price other than $38.86 is immediately exercisable pursuant to the terms of the grant or as a result of the Additional Option feature of the applicable option agreement.

(2)	Represents an estimate of option values at grant date by using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 1.7 percent; expected volatility of 36.0 percent; risk-free rate of return of 3.9 percent; and expected life of 4.5 years.

Aggregated Option Values

      The following table shows options exercised during the last fiscal year by the individuals named in the Summary Compensation Table and the aggregate dollar value of unexercised options held at the end of the last fiscal year by those individuals based upon a share price of $39.77.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at December 31, 2005		at December 31, 2005
	on	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul A. Ormond	569,908	$9,724,436	2,148,942	—	$22,055,551	$—
M. Keith Weikel	430,000	7,690,925	666,165	—	9,459,365	—
Geoffrey G. Meyers	32,237	220,536	601,903	—	8,114,458	—
R. Jeffrey Bixler	55,500	1,482,600	380,600	—	6,584,110	—
Stephen L. Guillard	—	—	—	50,000	—	45,500

Retirement Plans

      The following table illustrates the estimated combined annual retirement benefits which would be provided under our Pension Plan, a qualified defined benefit plan (Pension Plan), and our Senior Executive Retirement Plan, a non-qualified defined benefit plan (SERP), in various average earnings classifications upon normal retirement at age 65:

	Years of Credited Service
High Three-Year
Average Earnings	10	20	30	40

$1,000,000	140,200	280,400	420,700	515,800
1,500,000	211,700	423,300	635,000	778,300
2,000,000	283,100	566,200	849,200	1,040,800
2,500,000	354,500	709,000	1,063,500	1,303,300
3,000,000	425,900	851,900	1,277,800	1,565,800
3,500,000	497,400	994,700	1,492,100	1,828,300
4,000,000	568,800	1,137,600	1,706,400	2,090,800
4,500,000	640,200	1,280,400	1,920,700	2,353,300

      The benefits illustrated in the above table are calculated on a straight-life annuity basis. In accordance with the provisions of the Pension Plan and the SERP, the table reflects the greater of the regular benefit under current provisions of the plans and the “grandfathered” benefit under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for Social Security or other benefits, but the “grandfathered” benefit does contain a partial offset for Social Security benefits.

      At December 31, 2005, Messrs. Ormond, Weikel, Meyers, Bixler and Guillard had total credited service under the Pension Plan and the SERP of 32 years, 19 years, 38 years, 23 years and seven months, respectively. Annual covered compensation includes base salary and amounts earned under our Annual Incentive Award Plan and our Performance Award Plan. The covered compensation for 2005 does not differ substantially from that set forth in the Salary, Bonus and Long-Term Payout columns in the Summary Compensation Table.

Executive Employment Agreements

      We have entered into severance or employment agreements with certain of our executive officers, including the executive officers named in the Summary Compensation Table, that entitle such officers to receive their base salaries and to participate in our designated benefit plans. Each agreement also provides that the officer’s base salary may be adjusted periodically and that we may at any time adjust or terminate benefit plans in which the officer is entitled to participate so long as no vested or accrued benefit is adversely affected. The agreements provide that the officer’s employment is not for any specified term and may be terminated at any time. If an officer is terminated other than for “cause” (as defined in the agreements), we would continue to pay the officer’s base salary for one year except in the case of the named executive officers. The severance benefits of Messrs. Ormond, Weikel, Meyers and Bixler are described below. Mr. Guillard would receive salary continuation for two years if he is terminated other than for cause. The agreements each contain non-competition/non-solicitation obligations on the part of the executive.

      In addition to the foregoing provisions, the severance agreements of Messrs. Ormond, Weikel, Meyers and Bixler also provide for an initial three-year term of employment with automatic one-year renewals unless prior notice of termination is given by either party. In addition, the agreements generally provide severance benefits equal to three years aggregate cash compensation (as defined in the agreements) if the executive’s employment is terminated following certain corporate transactions other than for cause or due to death or disability, or under limited circumstances if the executive voluntarily terminates his employment. If the executive is terminated not following a corporate transaction, he would be entitled to salary continuation for three years.

      During 2003, based upon the recommendations of outside consultants, the Compensation Committee approved and we entered into amendments to the severance agreements or the employment agreements of Messrs. Weikel, Meyers and Bixler and certain other executive officers. These amendments were entered into to address several issues relating to the collateral assignment split-dollar life insurance arrangements we entered into to help fund our obligations under the Senior Executive Retirement Plan (SERP). These issues arose as the result of: (1) the prohibitions on loans to executive officers under the Sarbanes-Oxley Act of 2002 and the possible interpretation that split-dollar arrangements may constitute prohibited loans; (2) a contractual obligation to fund the SERP triggered by the HCR-Manor Care transaction in 1998; and (3) the impact of recent tax law changes on the tax treatment of split-dollar policies. Pursuant to these amendments, if the employee’s employment is terminated by reason of death, retirement (after early retirement age under the SERP) or for reasons other than cause (as defined in the employment or severance agreement), then at such time we agreed to: (1) waive or release a portion of the corporate interest in the cash value of the policies in the event that there is a shortfall between the cash value and the SERP benefit; and (2) make a payment to the employee which after payment of taxes on this additional payment will be sufficient to pay income and related payroll taxes imposed on the release of the corporate interest, any shortfall payments and any employee retained interest in the policies. Each executive also agreed to extend his or her non-competition obligations by an additional year as part of these amendments.

      In 2004, also based upon the recommendations of outside consultants, the Compensation Committee approved and we entered into certain agreements with Mr. Ormond which were designed to address substantially the same issues as described above for the other named executive officers relating to collateral assignment split-dollar life insurance arrangements. Because certain of Mr. Ormond’s split-dollar policies were held in an irrevocable life insurance trust, different undertakings were necessary in Mr. Ormond’s situation in order to cost-effectively and fairly address the issues presented. In addition, an agreement with the trustee of Mr. Ormond’s trusts was necessary. Under these agreements, the company will pay in cash the full amount of Mr. Ormond’s benefit under the SERP upon his retirement and in accordance with its provisions. The corporate interest in the cash value of the split-dollar policies will be repaid in annual installments by Mr. Ormond following his retirement, commencing with the first full calendar year after retirement. If the corporate interest has not been repaid in full upon his death, the remainder becomes due and payable at that time. The company also agreed to make an additional payment to Mr. Ormond each year in an amount such that after payment of all income, employment and gift taxes on such payment, Mr. Ormond retains an amount sufficient to pay (1) all income, employment and gift taxes on income imputed to him under Section 101 of the Internal Revenue Code as a result of the policies; and (2) the annual repayment of the corporate interest on the policies. As with the other executives, Mr. Ormond agreed to extend his non-competition obligations by an additional year in consideration of these agreements.

      During 2004, the Compensation Committee also approved and we entered into a further agreement with Mr. Ormond, the benefits of which are contingent upon his remaining an employee at the company until at least age 60. Under this agreement, the company would purchase a life insurance policy on his life with premiums payable in the total amount of $3.4 million over five years. The policy would be owned by the company and will be transferred to Mr. Ormond if he retires from the company after attaining age 60. If Mr. Ormond voluntarily terminates his employment prior to age 60, the company would continue as owner of the policy and he would have no rights under the policy and the company would have no further obligations under this agreement. If Mr. Ormond’s employment terminates prior to age 60 for reasons other than cause (as defined), or due to death, disability or voluntary termination following a corporate transaction, a reduction in his overall compensation opportunities or a material reduction in his responsibilities, Manor Care would transfer ownership of the policy to him on the first day following such termination.

      In 2003, the Compensation Committee also approved and we entered into split-dollar assignment termination agreements with the individuals named in the Summary Compensation Table along with certain other executive officers with respect to the collateral assignment split-dollar life insurance arrangements which funded the company’s obligations under our senior executive and corporate officer life insurance program. The termination agreements were entered into due to (1) the prohibitions on loans to executive officers under the Sarbanes-Oxley Act of 2002 and (2) the impact of recent tax law changes on the treatment of split-dollar policies. Under each termination agreement, we agreed to: (1) waive or release a portion of the corporate interest in the policies to the extent necessary to sustain the policies with a death benefit equal to two times the employee’s salary as of the date of the agreement without payment of additional premiums; (2) provide a payment to the employee, which after payment of all income and related payroll taxes on the payment, the employee would retain an amount sufficient to pay the income and related payroll taxes on the release of the corporate interest; and (3) make supplemental payments to the extent necessary to: (a) provide cash value in the policies sufficient to sustain the death benefit to which the employee is entitled under this program; (b) increase the death benefit available to account for future salary increases; and (c) maintain the death benefit in the event of a shortfall. The agreements pertaining to Messrs. Ormond and Weikel also provide that we will evaluate in good faith alternatives to address any gift tax obligations which such individuals may have on the release of our corporate interest and related payments made under these agreements due to the fact such policies are held in irrevocable life insurance trusts.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee consists of Ms. Behrens and Messrs. Damico, Longfield and Young, none of whom was an officer or employee of our company or any of our subsidiaries during the fiscal year.

Compensation Committee Report

      Compensation Policies Applicable to Executive Officers. The main objective of our executive compensation program continues to be the enhancement of stockholder value over the long term. To achieve this objective, our Compensation Committee believes our executive compensation program should: (1) strongly compete within the health care industry generally and with the compensation policies of other publicly held companies of comparable size and complexity; (2) provide major incentives directly linked to increases in recognized measures of stockholder value; and (3) reward superior performance over both the short term and long term as measured by financial and strategic factors. The Committee believes that a program that achieves these goals will encourage executives to continue to deliver superior performance and to remain with our company.

      The compensation policies followed in 2005 by our Compensation Committee were the direct result of a comprehensive review of our executive compensation program conducted in 2004 by an independent compensation consultant selected by the Committee. As previously disclosed, following completion of this review and the presentation of the consultant’s report, the Compensation Committee thoroughly evaluated the information in the context of the Committee’s principal objective of enhancing stockholder value over the long term. With this objective in mind and based on the consultant’s analysis and recommendations, the Committee determined that the target compensation of the four senior executive officers of the company should be set at the 75th percentile of peer companies initially selected by the consultant and approved by the Committee. The Committee recognized that the superior performance, leadership skill and experience of the senior officers, and the potential of these executives to continue to increase the value of stockholder investments in the future, made them potential targets of competitive offers, and the Committee felt that setting the target compensation at the 75th percentile was necessary in order to provide strong incentives for these executives to remain with the company and continue to perform at high levels.

      During 2005, the independent consultant updated its peer analysis, but no adjustments were required based solely on the updated analysis. The Committee determined that the 75th percentile remained the appropriate target level for the senior executive officers. With respect to equity long-term incentive awards (LTI), the Committee received additional input from its consultant regarding the appropriate mix of restricted stock and stock options, as well as the split between time-vested and performance-vested restricted stock. Based on this input, the Committee determined that the equity LTI value should be awarded through 65% restricted stock and 35% stock options. In an effort to further align executive compensation with recognized measures of stockholder value, the Committee determined that approximately 70% of the restricted stock awards would contain performance criteria controlling the vesting of the award over a three-year period. Accordingly, a portion of these performance-vested shares are eligible to vest annually based on performance in that year against a two-part financial metric tied to stockholder value. In addition, the performance shares are subject to a threshold target for a minimum payout and a maximum payout for performance above the target. The performance-vested restricted stock, when issued, will remain restricted until the retirement of the executive. The Committee also determined that the stock option value would be based on the Black-Scholes methodology used by the company in its financial statements. The option awards for 2005 would also not include the reload or additional option feature which had been included in prior option awards.

      This compensation structure was applied in 2005 to the four named executive officers other than Mr. Guillard who joined the organization in June 2005. Mr. Guillard’s initial compensation package was separately negotiated and for 2005 included base salary, annual bonus, stock options and restricted stock. Mr. Guillard’s compensation in 2006 will be based on the compensation policies described above.

      Salary Reviews. Our Compensation Committee approved annual salary increases for the named executives and certain other corporate officers effective in September 2005. In making these adjustments, the Committee considered past individual performance as measured by both qualitative and quantitative factors, the individual’s potential for making significant contributions to our future performance, the 75th percentile benchmark as described above and national inflation trends. In January 2006, the Committee decided that all significant compensation decisions, including annual salary adjustments, should be consolidated for evaluation and decision at one time, which the Committee determined should be in conjunction with the first committee meeting of the calendar year. Accordingly, in order to implement this determination for 2006, prorated salary adjustments were approved effective January 1, 2006, with no further annual adjustments in salary to be considered until January 2007.

      Annual Incentive Plan. Our Compensation Committee has the responsibility for determining the level of payouts under our Annual Incentive Plan. In making that determination for 2005, the Committee recognized the many ongoing challenges facing the senior management team in leading our company to deliver superior performance in a heavily regulated, reimbursement-dependent industry. These challenges included the continued need for operating adjustments to address changes in Medicare reimbursement levels, the Medicaid funding issues for many states, maintaining strong cost controls, and effectively managing general and professional liability costs. The Committee also recognized that the quality of care in our operations, as measured by survey compliance and other quality indicators, remained at a high level during 2005. In this context, the Committee considered several specific accomplishments during the year which greatly enhanced stockholder value. These achievements included the following: (1) normalized earnings per share (EPS) exceeding budgeted EPS; (2) record cash flow from operations of approximately $354 million which enabled continued share repurchases, paydown of debt and ongoing investment in facility maintenance, upgrades and expansions; (3) an increase in our stock price by 12.2% plus a dividend increase of 7%; (4) revenue growth of over $200 million vs. 2004; (5) quality-mix revenue increased to 71%; (6) financial structure improvements which included issuance of low-coupon, high-premium convertible debt, accelerated share repurchases, redemption of high-coupon bonds and a new revolving credit facility; (7) successful restructuring of the hospice and home health care business unit; and (8) maintaining a solid balance sheet and investment grade ratings by both of the major rating agencies. In the view of the Committee, these achievements in the current health care services environment justified payouts under the Annual Incentive Plan significantly above target levels.

      Equity Incentive Plan. Our Equity Incentive Plan was initially approved by the stockholders in 2001, and an amendment and restatement of the plan was approved in 2004. This plan provides for stock-based awards to a broad group of our employees including the executive officers named in the Summary Compensation Table. These awards may be in the form of stock options, restricted stock or stock appreciation rights. In 2005, our Compensation Committee approved a further amendment to the Equity Incentive Plan allowing the Committee to issue restricted stock units (RSUs). However, RSUs were not granted to any named executive officer in 2005. The plan provides that the exercise price of a stock option or stock appreciation right shall be equal to the fair market value of our stock on the date of grant. Restricted stock granted or sold to a participant cannot be sold or otherwise transferred by the participant until the restrictions lapse or expire. In 2005 the Committee also approved stock ownership guidelines for executive officers including the named executive officers. The guidelines are based upon a multiple of salary depending upon the executive’s position in the organization. While the guidelines are effective immediately, an executive generally has two years to accumulate shares to reach his or her goal. Each of the named executive officers has voluntarily exceeded the ownership guidelines by a significant margin.

      Consistent with its determinations regarding equity LTI as described above, the Committee made awards of restricted stock and stock options in 2005 to the named executive officers other than Mr. Guillard, based on the formula adopted by the Committee, including the split between time-vested and performance-vested shares. A portion of the performance-vested shares will vest annually based on performance in that year against the two-part financial metric adopted by the Committee for each year for the 2005-2007 award period. In early 2006, based on actual performance in 2005, the Committee certified achievement above the target levels for 2005 and authorized issuance of the performance-vested restricted shares as reflected in the Summary Compensation Table. Stock options were also granted in 2005 with exercise prices based on the fair market value at the date of grant and 10-year terms.

      Performance Award Plan. Our Compensation Committee believes that the Performance Award Plan (PAP) has been an important component of overall long-term compensation for certain senior executives. The PAP links cash incentives to long-term increases in financial measures of stockholder value. Under the PAP, eligible employees receive a cash award payable at the end of the three-year period specified in the award. The Committee determines the total amount of the award payable at the end of an award period based upon performance criteria established at the beginning of the period. For the 2003-2005 award period, the Committee approved PAP payouts based upon actual EPS growth during the award period. The amounts of these payouts appear in the Summary Compensation Table in the column Long-Term Incentive Payouts.

      During 2005, the Compensation Committee determined, with input and advice from its consultant, that the PAP should not be extended beyond the named executive officers who historically participated in this plan, and as to those senior executives the plan would be phased out as such executives retired. Messrs. Ormond, Weikel, Meyers and Bixler were granted PAP awards for the 2005-2007 award period in late 2004. In January 2006, Messrs. Ormond and Weikel were granted PAP Awards for the 2006-2008 award period.

      Compensation of Chief Executive Officer. The compensation policies described above also apply to Mr. Ormond’s compensation. The Compensation Committee determines Mr. Ormond’s salary level and all awards and grants to him under our compensation program’s incentive components. The Committee believes that Mr. Ormond bears primary responsibility for increasing the value of stockholder investments and, therefore, a substantial portion of his compensation should be incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Committee also believes that the complex health care environment in which our company currently operates requires a high degree of leadership, innovation and prudent risk-taking in order to meet and sustain corporate objectives for increasing stockholder value. Accordingly, the Committee structures and administers Mr. Ormond’s compensation to motivate and reward his successful exercise of these skills.

      Our Compensation Committee and the other independent directors on our Board of Directors believe that the company’s performance in 2005 continued at the very high level it has achieved in the past several years when measured not only against internal goals and criteria as described above, but also against the performance of others in our primary industries. As reflected in the Performance Graph on page 23, the total return to our stockholders for at least the last five years has far outpaced that of key competitors in our industry. The company’s performance in 2005 continued this trend as it finished the year with significantly stronger financial results and operating performance than any other major organization in our industry. The Compensation Committee’s decisions with respect to Mr. Ormond recognize his continued strong leadership in achieving these outstanding results in 2005 as well as his ongoing efforts in implementing strategic initiatives to enhance long-term investor value and in achieving the high quality of care maintained throughout our organization. Accordingly, the Committee believes that Mr. Ormond’s compensation for 2005 was directly related to the overall performance of our company as measured by the several factors identified above.

      Policy Related to Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a deduction to any publicly held corporation for compensation paid to the CEO and the other four most highly compensated officers, as of the end of a fiscal year, to the extent that the compensation exceeds $1 million in any taxable year, subject to an exception for “performance-based compensation.” The Compensation Committee intends to take the necessary steps, including appropriate plan amendments, to qualify compensation paid to executive officers for deductibility to the extent that so qualifying the compensation is not inconsistent with our company’s fundamental compensation policies. In furtherance of this policy, the Performance Award Plan and the Equity Incentive Plan are designed to satisfy Section 162(m)’s performance-based compensation requirements. The Committee continues to monitor developments on this subject and will take further action as may be appropriate.

The Compensation Committee:

Joseph F. Damico, Chairman
Mary Taylor Behrens
William H. Longfield
Thomas L. Young

Performance Graph

      The graph below compares the total return on an investment in our common stock to the cumulative total return for a broad market index (the Standard & Poor’s 500 Stock Index) and to the cumulative total return for an index comprising a peer group of companies(1). The indices reflect the year-end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

      The graph assumes a $100 investment on December 31, 2000 in our stock at a price of $20.625 per share. The graph also assumes investments on the same date of $100 each in the S&P 500 and the companies comprising the peer group index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

(COMPARISON GRAPH)

	Manor Care, Inc.	Peer Group Index	S&P 500

2000	100.00	100.00	100.00
2001	114.96	101.98	88.12
2002	90.23	33.75	68.65
2003	168.97	101.42	88.33
2004	176.14	108.03	97.94
2005	200.87	137.78	102.75

(1)	The peer group index is based on the total return for investments in the common stock of Beverly Enterprises, Inc., Integrated Health Services, Inc., Vencor, Inc., Genesis Health Ventures, Inc. and Alterra Healthcare Corporation. During 2001, Genesis Health Ventures, Inc. (now known as NeighborCare, Inc.) and Vencor, Inc. (now known as Kindred Healthcare, Inc.) emerged from chapter 11 bankruptcy protection. Because none of the prebankruptcy common stockholders received any shares of these post-bankruptcy companies, the investment values of investments in these companies that commenced in 2000 have been reduced to zero. Therefore, no post-bankruptcy values are reflected in the index for these firms. At December 31, 2005, Integrated and Alterra remained in bankruptcy proceedings.

Other Business

      As of the date of this proxy statement, we know of no other matters to be presented for your consideration at the annual meeting. However, if other matters are properly presented for a vote at the meeting, the proxy holders will vote on such matters in the manner they consider to be in your and the other stockholders’ best interests. Unless otherwise provided by our Certificate of Incorporation, all proposals to be voted upon by stockholders at the meeting require a majority vote of common stock represented at the meeting in person or by proxy.

General Information

Solicitation Costs

      We will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation. Certain of our officers and employees may also solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but we will pay no additional remuneration for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. We have also made arrangements with brokerage firms and others to forward proxy solicitation materials to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

Stockholder Proposals for 2007 Annual Meeting

      Any stockholder submitting a proposal for inclusion in our proxy statement for our 2007 annual meeting must ensure our receipt of the proposal no later than December 7, 2006. Any stockholder bringing a proposal before the 2007 annual meeting that is not in our proxy statement for that meeting must deliver the proposal to us not less than 60 days and not more than 90 days prior to the date of the annual meeting. If, however, we give less than 70 days notice or prior public disclosure of the date of the annual meeting, we will consider notice of a stockholder’s submission timely if we receive it within 10 days of the date on which we first mail or publicly disclose the date of the annual meeting. Please send all proposals to R. Jeffrey Bixler, Vice President, General Counsel and Secretary, Manor Care, Inc., 333 N. Summit St., Toledo, Ohio 43604.

By Order of the Board of Directors,

R. Jeffrey Bixler, Secretary

Toledo, Ohio

April 7, 2006

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your proxy by mail.

è

If voting by mail, Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

Proxy	Proxy
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Paul A. Ormond, Steven M. Cavanaugh and Matthew S. Kang and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all shares of common stock of Manor Care, Inc. held of record by the undersigned on March 17, 2006, at the Annual Meeting of Stockholders to be held on May 9, 2006, or at any adjournment thereof.

Dated:	, 2006

Signature

Signature, if held jointly

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
ê Please fold and detach card at perforation before mailing. ê

MANOR CARE, INC.	PROXY
This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1. Item 1 has been proposed by the registrant. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
The Board of Directors recommends a vote FOR Item 1.
1. Election of Directors:

☐	For All	☐	Withhold For All	☐	For All Except Nominee(s) Written Below*

Nominees:	(1) Mary Taylor Behrens	(2) Joseph F. Damico	(3) John T. Schwieters
	(4) Richard C. Tuttle	(5) M. Keith Weikel	(6) Gail R. Wilensky
(7) Thomas L. Young

* Nominee Exception(s)
(Continued and to be signed on reverse side.)

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your voting instruction
card in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on May 5, 2006 to be counted in the final tabulation.

è

ê Please fold and detach card at perforation before mailing. ê

HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan
The undersigned hereby authorizes and instructs Fidelity Management Trust Company, as Trustee under the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan, to vote in person or by proxy the full common shares of Manor Care, Inc. credited to my account under the Manor Care, Inc. Stock Fund as of March 17, 2006, if any, at the Annual Meeting of Stockholders to be held on May 9, 2006, or at any adjournment thereof.
When properly executed, these voting instructions will be voted in the manner directed on the reverse side of this card by the undersigned stockholder. If no direction is made, these voting instructions will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund.

Signature

Dated:	, 2006
Please sign your name exactly as it appears to the left.

YOUR VOTE IS IMPORTANT !
Please take a moment to vote your shares for the upcoming Manor Care, Inc. Stockholder’s Meeting. Your vote is confidential. You can vote by telephone, by Internet or by mail.
To vote by telephone, call 1-888-693-8683 using a touch-tone telephone. To vote by Internet, access the website www.cesvote.com. Enter the number by the arrow in the box on the reverse side of this form and follow the simple instructions to record your vote.
If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535800, Pittsburgh, PA 15253, so your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction card.
ê Please fold and detach card at perforation before mailing. ê

MANOR CARE, INC.	VOTING INSTRUCTIONS

The Trustee is directed to vote as specified below. If your voting instructions are not received by May 5, 2006 or if no instructions are given, the shares credited to your account will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Manor Care, Inc. Stock Fund. Item 1 has been proposed by the registrant. In their discretion the Trustees are authorized to vote upon such other business as may properly come before the meeting.
The Board of Directors recommends a vote FOR Item 1.
1. Election of Directors:

☐	For All	☐	Withhold For All	☐	For All Except Nominee(s) Written Below*

Nominees:	(1) Mary Taylor Behrens	(2) Joseph F. Damico	(3) John T. Schwieters
	(4) Richard C. Tuttle	(5) M. Keith Weikel	(6) Gail R. Wilensky
(7) Thomas L. Young

* Nominee Exception(s)
(Continued and to be signed on reverse side.)